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                            STOCK PURCHASE AGREEMENT


         This Agreement is made effective as of the 31st day of December, 1998 (the "Effective Date") between United States Exploration, Inc., a Colorado corporation ("Seller"), and Demetrie D. Carone ("Buyer").

         Seller owns 10,000 shares of the common stock of Pacific Osage, Inc. ("Pacific") and 1,000 shares of the common stock of Performance Petroleum Co. ("Performance") constituting all of the issued and outstanding common stock of each such corporation (the "Shares"). Seller has agreed to sell the Shares to Buyer on the following terms:

         1. Purchase Price. The purchase price for the Shares is $650,000. The purchase price shall be paid by wire transfer to the Seller, and the Seller shall deliver the certificates representing the Shares, duly endorsed for transfer to the Buyer, upon the execution of this Agreement.

         2. Distribution of Certain Properties. Buyer acknowledges that, immediately prior to the transfer of the Shares to Buyer, Performance transferred to Seller all of its oil and gas interests in Logan, Noble and Kay Counties, Oklahoma, and all tangible and intangible assets related to such oil and gas interests.

         3. Certain Assets at Barnsdall Yard.

            (a) Buyer acknowledges that the five pumping units located at Pacific's yard in Barnsdall, Oklahoma which are described in Exhibit A hereto belong to Benson Mineral Group, Inc. and that Benson Mineral Group, Inc. has the right to store those pumping units at their present location in that yard for up to one year after the date hereof without any payment to Pacific. Buyer will cause Performance and Pacific to honor that right.

            (b) Buyer acknowledges that the furniture (or equivalent furniture), geological data and equipment used by Loren Schmidt in his offices in the Barnsdall facility are owned by Seller and not by Performance or Pacific. Seller shall have the right to leave such furniture, geological data and equipment in an office in the Barnsdall facility for up to one year after the date of this Agreement. During that period, Loren Schmidt or another employee of Seller shall be allowed access to the Barnsdall facility so that he can continue to work in that facility on a daily basis with heat, electricity and sanitary facilities provided by Performance.

            (c) Seller acknowledges that the 6" line pipe stored in the Barnsdall yard belongs to United States Gas Gathering, Inc. and is not an asset of Pacific or Performance. Buyer agrees to cause Pacific to give United States Gas Gathering, Inc. a reasonable time to remove the pipe from that yard or to make arrangements with Buyer for the continued storage thereof.

            (d) Seller has certain records stored in the Barnsdall facility. Buyer agrees that Seller may continue to store those records in their current





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current location at that facility for up to a year after the date of this
Agreement, without payment of any storage or other charges. Buyer shall cause Pacific to comply with that agreement.

            (e) If Buyer sells or closes the Barnsdall facility within one year after the date of this Agreement, Buyer shall notify Seller of the pending sale or closure at least 30 days prior to the expected closing of such sale or the closure of the facility to allow Seller time to make arrangements for the physical transfer of the records, the pumping units and the furniture, geological data and equipment. Seller shall complete such transfer by the end of the 30-day period and shall thereafter have no further rights under this Section 3.

         4. Representations and Warranties of Seller. Seller represents and warrants to Buyer, that to the best of Seller's knowledge, (a) there are no actions, suits, proceedings or investigations pending or threatened against Pacific or Performance, (b) neither Pacific nor Performance has received any notice from any governmental agency or private party alleging any violation by it of any applicable environmental law or any obligation on its part to conduct or pay for any remediation under applicable environmental laws, except such as have been fully resolved, and (c) at the Effective Date, the current assets of Pacific and Performance were approximately equal to their current liabilities. For that purpose, the knowledge of the Seller shall mean the actual knowledge of its current officers.

         5. Representations, Warranties and Covenants of Buyer. Buyer represents and warrants to and agrees with Seller as follows:

                  (a) Buyer is familiar with the assets and operations of Performance and Pacific and has had access to all material information concerning Performance and Pacific. Buyer has such knowledge and experience in financial and business matters generally and in particular in the businesses in which Pacific and Performance are engaged, to be able to assess the merits and risks of the purchase of the Shares. Buyer acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended (the "Act") or the securities laws of any state and cannot be offered or sold by Buyer unless subsequently so registered or unless exemptions from the registration requirements of the Act and all applicable state securities laws are available for the transaction. Buyer agrees not to offer or sell the Shares or any portion thereof except in compliance with all applicable laws. Buyer acknowledges that the certificates representing the Shares will bear legends reflecting the restrictions on transferability arising under the securities laws. Buyer is purchasing the Shares for his own account, for investment and with no view to the distribution thereof.

                  (b) Buyer shall indemnify Seller against any loss, liability, cost or expense (including reasonable attorneys' fees) arising out of or relating to the operations or assets of Pacific or Performance after the date hereof.



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         6. Governing Law. This Agreement shall be governed in all respects by the laws of the state of Colorado.

                                            United States Exploration, Inc.


                                            By: /s/ Bruce D. Benson
                                               ---------------------------------
                                                    Bruce D. Benson, President



                                                /s/ Demetrie D. Carone
                                               ---------------------------------
                                                    Demetrie D. Carone



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